Exhibit 10.1

AMENDMENT TO WARRANT AGREEMENTS

General Motors Company, a Delaware corporation (the “Company”), and U.S. Bank National Association (the “Warrant Agent”) are parties to three Amended and Restated Warrant Agreements originally with identical provisions, each dated as of October 16, 2009 (collectively, including any further amendments, the “Warrant Agreements”).

The Company and the Warrant Agent agree as of March 18, 2014 to amend each of the Warrant Agreements as follows:

1.	The definition of “Settlement Date” in section 1.01 will read in its entirety:

“Settlement Date” means, in respect of a Warrant that is exercised hereunder, the Exercise Date for such Warrant.

2.	Section 6.01 will read in its entirety:

No Rights as Stockholders. Warrantholder shall not be entitled, by virtue of holding Warrants, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of the Company’s directors until the Settlement Date, if any, related to any Warrant or Warrants.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date set forth above.
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General Motors Company
By:	/s/ JAMES A. DAVLIN
Name:	James A. Davlin
Title:	Treasurer

U.S. Bank National Association, as Warrant Agent
By:	/s/ KAREN R. BEARD
Name:	Karen R. Beard
Title:	Vice President